Exhibit 10.8.1

LICENSE AGREEMENT

Between

VANDERBILT UNIVERSITY

and

NEPHROGENEX, INC.

THIS Agreement, by and between VANDERBILT UNIVERSITY, a not-for-profit corporation, organized and existing under the laws of the state of Tennessee (“VANDERBILT”), and NephroGenex, a corporation, having a principal place of business at 204 Cherwell Drive, Cary, North Carolina, 27513 (the “LICENSEE”) is effective as of the 11th day of January, 2006 (the “Effective Date”).

RECITALS

WHEREAS, VANDERBILT represents that it holds title by assignment to the invention by Billy G. Hudson, Paul Voziyan and Alp Ikizler named “Use of Pyridoxamine in Acute Renal Failure” (“the Invention”) and that it has all rights of the inventor to the Invention and to any patents issued with respect to the Invention and VANDERBILT is willing to grant a license to the Invention and to any patents rights issued for said Invention; and

WHEREAS, VANDERBILT further represents that it owns certain unpatented know-how related to the Invention and the use of the Invention, and VANDERBILT is willing to grant a license to such know-how to LICENSEE; and

WHEREAS, LICENSEE desires to acquire, and VANDERBILT desires to grant to LICENSEE, a license to make, use and sell “Licensed Products,” as hereinafter defined, under any and all patents granted with respect to the Invention and using related know-how, and to grant sublicenses upon the terms and conditions hereinafter set forth; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, it is agreed by the parties as follows:

1.  DEFINITIONS

1.1         Affiliate shall mean, when used with reference to LICENSEE, any entity directly or indirectly controlling, controlled by or under common control with LICENSEE. For purposes of this Agreement, “control” means the direct or indirect ownership of over fifty percent (50%) of the outstanding voting securities of an entity, or the right to receive over fifty percent (50%) of the profits or earnings of an entity, or the right to control the policy decisions of an entity.

1.2         Fair Market Value shall mean the cash consideration which LICENSEE or its sublicensee would realize from an unaffiliated, unrelated buyer in an arm’s length sale of an identical item sold in the same quantity and at the same time and place of the transaction, less any cash consideration actually paid by LICENSEE or its sublicensee as purchase price for such non-cash consideration.

1.3         Field of Use shall mean therapeutic applications of pyridoxamine in acute renal failure and other types of critical illnesses where the occurrence of increased oxidative stress and elevated levels of ‘reactive oxygen species’ (hereinafter referred to as ROS) or a reduced anti-oxidative status is described including without limitation sepsis, trauma, bum injury, acute pancreatitis, liver injury, severe diabetes, acute respiratory distress syndrome, AIDS and kidney failure.

1.4         Licensed Know-How shall mean all unpublished technical information, research and development information, know-how, trade secrets, proprietary information, procedures, methods, designs, reports, unpatented processes and the like in the possession of VANDERBILT as of the Effective Date, which are necessary for, or are material to, the production of Licensed Products.

1.5         Licensed Patent Rights shall mean United States patent applications and issued patents as listed in Appendix A, which is attached hereto and made a part hereof, the inventions described and claimed therein, any divisions, continuations, continuations in part to the extent the claims are directed to subject matter specifically described in such patents and patent applications, patents issuing thereon or reissues, reexaminations or extensions thereof; and any and all foreign patents and patent applications corresponding thereto, all to the extent owned or controlled by VANDERBILT.

1.6         Licensed Product(s) shall mean any product or part thereof, the manufacture, use, sale or importation of which would, but for the license granted in Section 2.1 hereof, infringe on an issued, unexpired claim or a pending claim contained in the Licensed Patent Rights in the country in which any such product or part thereof is made, used or sold, or made in accordance with or by means of process claimed in the Licensed Patent Rights.

1.7         Net Sales shall mean the amount billed or invoiced for sales of Licensed Products by LICENSEE or its sublicensees during the term of this agreement, computed quarter-by-quarter, less allowances for:

(a)    cash, trade or quantity discounts;

(b)    credits, returns and replacements;

(c)    to the extent separately stated on purchase orders, invoices or other documents of sale, taxes levied on and/or other governmental charges made as to sale or transportation and paid by or on behalf of Licensee or sublicensees; and

(d)    reasonable charges or allowances for delivery or transportation provided by third parties, if separately stated; and

(e)   Commissions that are directly attributable to a given sale paid to brokers’ or agents’ who are not employees of LICENSEE.

1.8         Non-Commercial Research Purposes shall mean use of Licensed Patent Rights for academic research or other not-for-profit scholarly purposes which are undertaken at a non-profit

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or governmental institution that does not use the Licensed Patent Rights in the production or manufacture of products for sale or the performance of services for a fee.

1.9         Territory shall mean worldwide.

1.10       The Inventor(s) shall mean the named inventor(s) on the Patent Application set forth in Appendix A.

2.  GRANT

2.1         Exclusive License.  VANDERBILT hereby grants to LICENSEE and LICENSEE hereby accepts from VANDERBILT, upon the terms and conditions herein specified, an exclusive, nontransferable (except as permitted in Paragraph 12.6) royalty-bearing, commercial license in the Territory under the Licensed Patent Rights for the purpose of making, having made, using, offering to sell, selling and importing Licensed Product(s) in the Field of Use and for granting sublicenses, consistent with Paragraph 2.7 of this Agreement. VANDERBILT agrees it will not grant licenses under Licensed Patent Rights to others except as required by VANDERBILT’s obligations in Paragraph 2.4 or as permitted in Paragraph 2.5.

2.2         Nonexclusive License.  VANDERBILT hereby grants to LICENSEE and LICENSEE hereby accepts from VANDERBILT, upon the terms and conditions herein specified, a nonexclusive, nontransferable (except as permitted in Paragraph 13.6, royalty-free, commercial license in the Territory to use the Licensed Know-How in the Field of Use for the purposes of and in connection with: (a) making, having made, using, offering to sell, selling and importing Licensed Product(s) in the Field of Use; and (b) granting sublicenses consistent with Paragraph 2.7 of this Agreement.

2.3         LICENSEE shall have the right to extend the license granted herein to any of its Affiliates, upon the terms and conditions of this Agreement. LICENSEE agrees to be responsible for the performance by such Affiliates of all of LICENSEE’s obligations hereunder, including the payment of royalties set forth in Paragraph 6.1 herein on Net Sales of the Licensed Product by the Affiliates to whom the license has been extended.

2.4         Federal Government Rights Reserved.  Notwithstanding the exclusive license granted herein, the Federal Government shall receive all the rights to the Invention required by law or regulation to be reserved to the government. The LICENSEE acknowledges that the Federal Government has been granted, pursuant to U.S.C. Section 202(c)(4), a non-exclusive, non-transferable, irrevocable, royalty free license to practice or have practiced on its behalf throughout the world the Invention. All rights granted in this Agreement are expressly granted subject to the rights of the Federal Government and such rights are specifically reserved to the Government by this Agreement.

2.5         Reservation of Rights.  VANDERBILT reserves the right to:

(a)   make, use and further develop the Licensed Patent Rights for its own Non-Commercial Research Purposes;

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(b)    grant to other academic, governmental or not-for-profit organizations non-exclusive, non-transferable licenses, without the right to sublicense, to make and use the Licensed Patent Rights for Non-Commercial Research Purposes; provided, however, that such licenses shall not be for use in human subjects, clinical trials or for diagnostic purposes involving human subjects, and provided further that upon the request of LICENSEE, VANDERBILT shall provide a list of those academic, governmental or not-for-profit organizations to whom it has granted licenses to Licensed Patent Rights in the Field of Use;

(c)    grant licenses to third parties outside the Field of Use expressly granted herein; and

(d)    use the Licensed Know-How as it sees fit.

2.6         Other Territory or Field.  A license in any other territory or Field of Use in addition to the Territory and/or field shall be the subject of a separate agreement.

2.7         Sublicensing by LICENSEE.

(a)          LICENSEE has the right to grant royalty-bearing sublicenses to independent third parties. LICENSEE agrees to give VANDERBILT reasonable notice of LICENSEE’s intent to grant any such sublicense, including the proposed terms thereof. No such sublicenses shall contain any terms and conditions that detract from the rights of VANDERBILT under this Agreement, including the right to receive payment of royalties and fees as set forth in this Agreement. LICENSEE’s obligation to meet the diligence requirements of Paragraphs 3.1 and 3.2 shall not be waived by the grant of any sublicense. LICENSEE agrees to acknowledge this Agreement in each sublicense. Copies of all sublicense agreements shall be provided to VANDERBILT within thirty (30) days of execution.

(b)          VANDERBILT shall provide written notice to all sublicensees of which it has been made aware by LICNESEE pursuant to Section 2.7(a) above of any termination of this Agreement, at the last know address for such sublicensee. In the event of termination of this Agreement all sublicenses which LICENSEE may have granted shall be terminated on the 90th day following VANDERBILT’s mailing to any sublicensee notice of such termination, provided however, that any sublicensee holding an exclusive license from LICENSEE may elect to continue to hold an exclusive license in the field of use granted to sublicensee by LICENSEE by advising VANDERBILT in writing, within sixty (60) days of the sublicensee’s receipt of written notice of such termination, of its election, and of its agreement to assume in respect to VANDERBILT all the obligations (including obligations for payment) contained in this License Agreement with LICENSEE.

2.8         Subsidiaries and Distributors.  License rights granted hereunder shall enable LICENSEE to make, use, sell or otherwise distribute Licensed Product through any of its subsidiaries and to sell Licensed Products through any of its normal channels including its subsidiaries, distributors and agents.

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3.  DILIGENCE

3.1        LICENSEE shall use its commercially reasonable efforts to bring one or more Licensed Products to market through a thorough and diligent program for exploitation of the Licensed Patent Rights and to continue marketing efforts for one or more Licensed Products throughout the life of this Agreement.

3.2        LICENSEE shall have been deemed to have fulfilled its diligence obligations under Paragraph 3.1 above if LICENSEE uses commercially reasonable efforts, consistent with sound and reasonable business practices and judgment, to adhere to the following milestones:

(i)   LICENSEE shall deliver to VANDERBILT on or before March 1, 2006, a development plan showing the amount of money, number and kind of personnel and time budgeted and planned for each phase of development of the Licensed Products and shall provide similar reports to VANDERBILT on or before March 1 of each year;

(ii)   LICENSEE shall use commercially reasonable efforts to maintain issued patents and prosecute pending patent applications, continuations, continuations in part, divisionals, continued prosecution applications, or reissued thereof, and any foreign counterpart consistent with LICENSEE’s business development plan for the commercialization of the Products;

(iii)   LICENSEE shall use commercially reasonable efforts to establish a LICENSEE- sponsored research program at VANDERBILT for a minimum of one (1) year to support efforts to further characterize the action of pyridoxamine in inhibiting the formation and reactivity of ROS and other oxidative stress induced reactive compounds and disease processes;

(iv)   LICENSEE shall file an IND on at least one drug candidate within a commercially reasonable time, but no longer than three (2) years from the date of this Agreement, that incorporates the use of the Licensed Product; and

(v)   LICENSEE shall initiate a Phase I or Phase IIa clinical trial within one (1) year after filing an IND that incorporates the use of the Licensed Product.

(vi)   LICENSEE shall initiate a Phase IIb clinical trial within one (1) year after initiating a Phase I or Phase IIa clinical trial that incorporates the use of the Licensed Product.

(vii)  LICENSEE shall secure a corporate partner to finance a Phase III pivotal clinical trial within two (2) years after initiating a Phase IIb clinical trial that incorporates the use of the Licensed Product.

For the purposes of this Paragraph 3.2, VANDERBILT will consider the efforts of Affiliates and sublicensees of LICENSEE as the efforts of LICENSEE.

3.3         The milestones set forth in Paragraph 3.2 above may be adjusted by mutual agreement by the parties, which agreement will not be unreasonably withheld by VANDERBILT, if LICENSEE can demonstrate that good faith efforts were made to achieve the milestones and that the failure to

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achieve the milestones was due to scientific, technical or regulatory reasons beyond the reasonable control of LICENSEE.

3.4         Failure to Perform.  LICENSEE’s failure to perform in accordance with Paragraphs 3.1 and 3.2 above, subject to any adjustments pursuant to Paragraph 3.3 above, shall be grounds for VANDERBILT to terminate this license. In making this determination VANDERBILT shall take into account the normal course of such programs conducted with sound and reasonable business practices and judgment and shall take into account the reports provided hereunder by LICENSEE.

4.  TERMS AND TERMINATION

4.1         Term.  Unless previously terminated as herein provided, this Agreement shall become effective as of the Effective Date and shall continue until the last to expire of the Licensed Patent Rights in any country in which a patent within the Licensed Patent Rights may have issued. LICENSEE shall not be required to pay royalties by reason of the manufacture, use or sale of a product after the Licensed Patent Rights have expired

4.2         Termination.  This Agreement may be terminated by written notice to the other party:

(a)          Other than as stated in Paragraph 4.2(b), in the event that one party commits any substantial breach of this Agreement, (including, but not limited to, breach or default under Paragraphs 3.1 or 3.2), the non-breaching party at its option, may terminate this Agreement by giving the breaching party written notice of its election to terminate as of a stated date, not less than forty-five (45) days from the date of the notice, except for a breach or default under Paragraphs 3.1 or 3.2, in which case the stated date must be not less than ninety (90) days from the date of the notice. Such notice shall state the nature of the defaults claimed by the non-breaching party. The breaching party during said forty-five (45) or ninety (90) day period, or such longer period as may be indicated by the other, may correct any default stated in said notice and if such default is corrected, this Agreement shall continue in full force and effect as if such notice had not been given. Failure by LICENSEE to meet the requirements of Paragraph 3.2 or to pay earned or annual minimum royalties to VANDERBILT in a timely manner shall be deemed a substantial breach of the Agreement.

(b)          In the event LICENSEE shall become insolvent or shall suspend business, or shall file a voluntary petition or an answer admitting the jurisdiction of the court and the material allegations of, or shall consent to, involuntary petition pursuant to or purporting to be pursuant to any reorganization or insolvency law of any jurisdiction, or shall make an assignment for the benefit of creditors, or shall apply for or consent to the appointment of a receiver or trustee of a substantial part of its property, then LICENSEE shall notify VANDERBILT promptly upon LICENSEE first having knowledge of any of the aforementioned circumstances and, at the option of either party, this Agreement may be terminated immediately by either party and shall be subject to Paragraph 4.3.

(c)          LICENSEE may terminate either this Agreement in full or may terminate a portion of its exclusive license in any given country (or with respect to any given patent with the Licensed Patent Rights) at any time during the term of this Agreement upon sixty (60) days

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written notice to VANDERBILT, and such termination shall become effective at the end said notice period. Such termination with respect to any Licensed Patent Rights in any country or countries shall have no effect on LICENSEE’s license with respect to such Licensed Patent Rights in any other country or countries or any other Licensed Patent Rights licensed hereunder.

4.3         Effect of Termination.  Upon termination, but not expiration, of this Agreement:

(a)          LICENSEE shall cease all production and sale of Licensed Products except for the production and sale of Licensed Products on which production had begun prior to notice of such termination. LICENSEE may continue to sell such Licensed Products for up to one year after such notice upon payment of royalties accruing thereon, and shall render an accounting to VANDERBILT of any royalties which may be due; and

(b)          any sublicenses granted by LICENSEE shall terminate in accordance with Paragraph 2.7(b) herein. Notwithstanding anything herein to the contrary, upon termination of this Agreement LICENSEE shall cease granting sublicenses, and VANDERBILT will assume no obligation or liability under any agreement between LICENSEE and sublicensee unless expressly agreed to in a separate written agreement executed by VANDERBILT; and

(c)          all rights of LICENSEE, except as expressly stated in Paragraph 2.7(b), this Paragraph 4.3 and Paragraph 4.2(c), shall revert to VANDERBILT.

4.4         Paragraphs.  Paragraphs 1, 4.3, 4.4, 10.2, 10.3, 10.4, 10.5, 11, 12.2, 12.7 of this Agreement shall survive termination.

5.  CONSULTING AND RESEARCH AGREEMENTS

5.1         Consulting Agreements.  In the event LICENSEE desires to have a Consulting Agreement with the Inventor, any such Consulting Agreement will be separate and apart from this Agreement, and in accord with VANDERBILT policy and procedures.

5.2         Sponsored Research Agreements.  In the event LICENSEE desires to fund research at VANDERBILT, such research agreements shall be separate and apart from this Agreement, and in accord with standard VANDERBILT policy and procedures.

6.  ROYALTIES AND MILESTONES

6.1         Payment Table.   LICENSEE will pay milestone payments and royalties according to the following table:

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(i)	Completion of preclinical IND enabling studies that incorporates Licensed Product and the filing of an IND with the appropriate regulatory agency:	$25,000

(ii)	Commencement of the first Phase I clinical trial that incorporates the Licensed Product as demonstrated by filing and acceptance of a Phase I protocol with the appropriate regulatory agency and dosing of the first patient:	$50,000

(iii)	Commencement of the first Phase II clinical trial that incorporates the Licensed Product as demonstrated by filing and acceptance of a Phase II protocol with the appropriate regulatory agency and dosing of the first patient:	$100,000 OR $100,000 worth of common stock based on the preferred price at the most recent capital raise and at Vanderbilt’s discretion

(iv)	Commencement of the first Phase III clinical trial that incorporates the Licensed Product as demonstrated by filing a Phase III protocol with the appropriate regulatory agency and dosing of the first patient:	$350,000

(v)	Approval of the first New Drug Application by the FDA that incorporates the Licensed Product;	$1,000,000, half of which is directly creditable against the Royalty on Net Sales due to VANDERBILT under 6.1(vi) below.

(vi)	Royalty on Net Sales	3% royalty on Net Sales

Licensed Products shall be deemed sold when paid for. Net Sales also includes the Fair Market Value of any non-cash consideration received by LICENSEE or sublicensees as a royalty on Net Sales for the sale of Licensed Products.

6.2         Non-Royalty Sublicense Payments.   In addition to the other obligations under this Paragraph 6, LICENSEE agrees to pay to VANDERBILT one-fourth of any licensing fees, milestone payments or similar consideration that is not based on the invoice price of sales of Licensed Product (such payments referred to as “Non-Royalty Sublicense Payments”). The Fair Market Value of any non-cash consideration received by LICENSEE as a licensing fee, milestone payment or similar consideration for sublicensing any portion of the Licensed Patent Rights to a sublicensee that is not an Affiliate shall be deemed to be Non-Royalty Sublicense Payments.

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6.3         Schedule and Form of Payment/Taxes.

(a)    LICENSEE shall pay due royalties on a quarterly basis based on LICENSEE’s fiscal quarter and payments shall be due within thirty (30) days after the completion of the LICENSEE’s fiscal quarter. Each payment shall be accompanied by a report for the period covered by such royalties showing gross sales, total number or volume of Licensed Products sold and identified as Net Sales on a country by country basis, the exchange rate used to convert any payments into U.S. dollars or Euros, and total royalties and fees due. This statement is to be certified as accurate by an authorized officer of LICENSEE.

(b)    In no event shall LICENSEE be required to pay to VANDERBILT multiple royalties under Paragraph 6.1 above for sales of the same Licensed Product based on the fact that such Licensed Product is covered by multiple patent applications or issued patents within the Licensed Patent Rights.

(c)    All amounts payable to VANDERBILT hereunder shall be payable in United States funds without deductions for taxes, assessments, fees or charges of any kind. LICENSEE shall be responsible for the payments of all withholding taxes imposed by any country on any royalty or other payment payable to VANDERBILT hereunder and the percentage or other amounts payable to VANDERBILT hereunder shall not be reduced to reflect the payment of any such withholding tax

(d)    If any currency conversion is required in connection with any payments to VANDERBILT hereunder, Net Sales shall first be calculated in the relevant foreign currency and then converted to Dollars against the currency in question on the rate of exchange applicable using the currency exchange rates quoted by Bloomberg Professional, a service of Bloomberg L.P., during the period of such Net Sales, or in the event Bloomberg Professional is not available, then International Financial Statistics (publisher, International Monetary Fund) during the period of such Net Sales, for the currency of the country in which the sale is made at the average rate of exchange during the Royalty period of such Net Sales.

(e)    In the event that LICENSEE obtains, subsequent to the Effective Date, from any third party any licenses and/or sublicenses for patent rights in order to practice Licensed Patent Rights in the Field of Use or in order to develop, make, have made, use, offer for sale, sell, import, export or provide Licensed Product(s), then VANDERBILT and LICENSEE (and/or appertaining sublicensees, as the case may be) shall negotiate, in good faith, a reduction of the royalty obligation on Net Sales set forth in Paragraph 6.1 above.

6.4         Reports.  LICENSEE shall provide written annual reports within thirty (30) days after December 31 of each calendar year which shall include but not be limited to: reports of progress on research and development regulatory approvals, manufacturing, sublicensing, marketing and sales during the preceding twelve (12) months as well as plans for the coming year. If no payments are due, LICENSEE shall so report. LICENSEE shall promptly notify VANDERBILT if any changes in the marketplace or in LICENSEE’s financial condition or business aims suggest commercialization will not occur within the due diligence milestones set

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forth in Paragraph 3.2 herein. LICENSEE shall report to VANDERBILT the date of first commercial sale of Licensed Products in each country within thirty (30) days of its occurrence.

6.5           Records.  LICENSEE shall maintain complete and accurate records sufficient to enable accurate calculation of royalties and other fees due VANDERBILT under this Agreement. LICENSEE shall, at VANDERBILT’s request and expense, provide certified statements from LICENSEE’s auditors, concerning royalties and other fees due pursuant to this Agreement. Once a calendar year, VANDERBILT shall have the right to select a certified public accountant, reasonably acceptable to LICENSEE, such acceptance not to be unreasonably withheld, to inspect, on reasonable notice and during regular business hours, the records of LICENSEE to verify LICENSEE’s statements and royalty payments due pursuant to this Agreement. The entire cost for such inspection shall be borne by VANDERBILT, unless there is a discrepancy of under-reporting or underpayment greater than 5% in any 12 month period, in which case LICENSEE shall bear the entire cost of the inspection as well as any additional sum that would have been payable to VANDERBILT had the LICENSEE reported correctly. Records shall be preserved by LICENSEE for five (5) years for inspection by VANDERBILT.

6.6           Interest.  In the event that any payment due hereunder is not made when due, the payment shall accrue interest beginning on the first day following the calendar quarter to which such payment relates calculated at the annual rate of the sum of (a) two percent (2%) plus (b) the prime interest rate quoted by CITICORP BANK (NEW YORK) on the date said payment is due, or on the date the payment is made, whichever is higher, the interest being compounded on the last day of each calendar quarter, provided that in no event shall said annual rate exceed the maximum interest rate permitted by law in regard to such payments. Such payment when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not negate or waive the right of VANDERBILT to any other remedy, legal or equitable, to which it may be entitled because of the delinquency of the payment.

6.7.        Equity.

(i)          Common Stock.  As additional consideration for the contribution of property represented by this Agreement, LICENSEE shall issue to VANDERBILT, within thirty (30) days of the Effective Date, 150,000 shares of its fully paid, non-assessable Common Stock (the “Shares”). Such issuance of Shares is an unconditional and independent covenant of LICENSEE and may not be credited, offset, assessed or otherwise applied to or against any other payments due under this Agreement or any liabilities of VANDERBILT in connection with this Agreement or otherwise, including those arising from any breach or alleged breach of the Agreement by VANDERBILT, except as specified in Paragraph 6.7(ii) below.

(ii)         Warrant.

(A)         LICENSEE shall execute and deliver to VANDERBILT, within thirty (30) days of the Effective Date, a warrant in the form attached hereto as Exhibit B (the “Warrant”). The Warrant shall be exercisable by VANDERBILT at any time and from time to time prior to the tenth (10th) anniversary of the Effective Date for an aggregate price of $1.00 (not per share, but in the aggregate for any or all shares acquired thereunder). At any time and from time to time, the number of shares of Common Stock that may be

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acquired by VANDERBILT upon exercise of the Warrant (“Warrant Shares”) shall equal the positive difference, if any, of (A) the number of shares of Common Stock equal to two and one-half percent (2.5%) of the aggregate number of outstanding shares of Common Stock of LICENSEE, calculated on a fully-diluted basis assuming the exercise and/or conversion of all outstanding securities exercisable for or convertible into Common Stock, whether or not such securities are currently exercisable or convertible, and assuming that such conversions and/or exercises are effected for the maximum number of shares exercisable under all such outstanding securities minus (B) the sum of (x) the aggregate number of Shares issued to VANDERBILT pursuant to clause (i) of this Paragraph 6.7 (as adjusted for any reorganization, recapitalization, dividend, split or combination of shares of Common Stock after the Effective Date) and (y) the aggregate number of Warrant Shares theretofore acquired by VANDERBILT upon a prior exercise of the Warrant.

(B)         Without further action by either LICENSEE or VANDERBILT, the Warrant shall automatically be deemed to have been exercised in full on the date on which LICENSEE closes a Qualified Private Financing (as that term is defined in those certain Senior Convertible Promissory Notes dated October 29, 2004, between LICENSEE and the lenders named therein, as the same may be amended from time to time) for the maximum number of shares then acquirable thereunder (giving effect to all securities issued in connection with such Qualified Private Financing).

(C)         For the avoidance of doubt, it is the parties’ intent that the interest in LICENSEE acquired by VANDERBILT under Paragraphs 6.7(i) and (ii) not be diluted below 2.5% of the aggregate number of outstanding shares of Common Stock of LICENSEE, calculated on a fully-diluted basis assuming the exercise and/or conversion of all outstanding securities exercisable for or convertible into Common Stock outstanding at the final closing of, and after giving effect to, the Qualified Private Financing, whether or not such securities are currently exercisable or convertible. Following the Qualified Private Financing, VANDERBILT will be subject to dilution in the same manner as any other holder of Common Stock.

(D)         Except as provided in this Paragraph 6.7(ii), LICENSEE’s obligation to issue Warrant Shares upon VANDERBILT’s exercise of the Warrant is unconditional, and the Warrant Shares issued thereunder shall not be offset, assessed or otherwise applied to or against any other payments due under this Agreement or otherwise or any liabilities of VANDERBILT in connection with this Agreement or otherwise, including those arising from any breach or alleged breach of the Agreement by VANDERBILT.

(iii)        Registrable Securities.  LICENSEE shall, at the request of VANDERBILT, cause any and all Shares and Warrant Shares to be included as “registrable securities” pursuant to the terms of any agreement with any person by which registration rights with respect to shares of LICENSEE’s capital stock are granted.

(iv)         Investment Representations of VANDERBILT.  VANDERBILT represents, warrants and agrees that: (a) neither the Shares, the Warrant nor the Warrant Shares are registered under the Securities Act of 1933, as amended, or any state securities act (collectively, the “Securities Act”), and LICENSEE is under no obligation to register the Shares, the Warrant or the

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Warrant Shares under the Securities Laws; (b) it is acquiring the Shares, the Warrant and the Warrant Shares for investment and for its own account, with no present intention of dividing its interest with others or of reselling or otherwise disposing of all or any portion thereof; (c) it has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness, or commitment providing for, or which is likely to compel, a disposition of the Shares, the Warrant or the Warrant Shares; (d) it has the financial means to bear the economic risk of the investment and VANDERBILT must continue to bear the economic risk of the investment for an indefinite time, unless the Shares, the Warrant or the Warrant Shares are subsequently registered under the Securities Laws or an exemption from such registration is available; (e) the Shares, the Warrant and the Warrant Shares were offered to VANDERBILT by LICENSEE through direct communication between VANDERBILT and LICENSEE and not through any advertisement or general solicitation of any kind; and (f) it is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Laws. In the event a disposition is made by VANDERBILT of any of the Shares, the Warrant or the Warrant Shares by sale, gift, transfer, pledge or otherwise, VANDERBILT shall give written notice to LICENSEE prior to such disposition describing the proposed disposition.

7  PROSECUTION AND MAINTENANCE OF LICENSED PATENT RIGHTS

7.1         Prosecution.   Upon execution of this License Agreement, LICENSEE agrees to pay for all incurred prosecution and maintenance of United States and foreign patents included in this Agreement and shall reimburse VANDERBILT for all such expenses promptly upon receipt of invoices from VANDERBILT. As of the Effective Date, such prior expenses for patent prosecution and maintenance total seven thousand, nine hundred seventeen dollars ($7,917.00). VANDERBILT shall have control over prosecution and maintenance of patent applications and patents related to the Invention, provided however that: (a) VANDERBILT uses patent counsel agreed upon by both parties; and (b) LICENSEE shall have reasonable opportunities to advise VANDERBILT and shall cooperate with VANDERBILT as to the filing, prosecution and maintenance of such patent applications and patents. VANDERBILT and LICENSEE shall agree on patent counsel. VANDERBILT shall furnish to LICENSEE copies of documents relevant to any such filing, prosecution or maintenance, including without limitation all applications, filings and correspondence related to the patent applications, continuations, continuations-in-part to the extent claims are directed to subject matter specifically described in the Licensed Patent Rights, and reissue applications within the Licensed Patent Rights and respecting the maintenance and validity of all Licensed Patent Rights. Without limiting the generality of the foregoing, LICENSEE shall have: (i) the right to review patent applications within the Licensed Patent Rights and make recommendations regarding the prosecution of such patent applications, (ii) the right to receive such patent applications and related official documentation at such time as to allow a reasonable period for review thereof prior to any applicable deadline for filing or responding, and (iii) the right to request amendments of any such patent applications to include claims or arguments as may be appropriate for obtaining a patent claiming commercially relevant inventions. LICENSEE shall be obligated to make timely payment of all maintenance fees following the issuance of the patent(s) within the Licensed Patent Rights. If LICENSEE elects to no longer pay the expenses of a patent application or patent included within the Licensed Patent Rights, LICENSEE shall notify VANDERBILT not less than sixty (60) days prior to such action or deadline required to preserve the Licensed Patent Rights and shall thereby surrender its rights

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under such patent or patent application. Following such notification, LICENSEE shall have no further obligation to pay any patent expenses for the patents or patent applications that it surrendered. LICENSEE’s election to relinquish its license with respect to any Licensed Patent Rights in any country or countries shall have no effect on its license with respect to such Licensed Patent Rights in any other country or countries or any other Licensed Patent Rights licensed hereunder.

7.2         Markings.  LICENSEE shall comply with all applicable United States and foreign statutes related to the marking of Licensed Product(s) and Licensed Product(s) packaging with patent pending or patent number(s) relevant to the Licensed Patent Rights.

8.  CONFIDENTIALITY

8.1         Confidential Information.  It may be necessary for one party to disclose to the other party certain confidential or proprietary information. In such event, the receiving party agrees to preserve such identified information as confidential. The obligation of confidentiality in this Paragraph shall apply to any and all information contained in any patent application or draft thereof provided by VANDERBILT to LICENSEE, including those applications confidentially provided to LICENSEE prior to the Effective Date of this Agreement. For the purposes of this Article 8, all reports delivered by LICENSEE to VANDERBILT pursuant to this Agreement shall be considered the confidential information of LICENSEE. The obligation of confidentiality shall not apply to information which:

(a)    is not in the public domain or which becomes generally available to the public through no fault of the receiving party; or

(b)    is already known to, or in the possession of, the receiving party prior to disclosure by the disclosing party as can be demonstrated by documentary evidence; or

(c)    is disclosed on a non-confidential basis from a third party having the right to make such a disclosure; or

(d)    is independently developed by the receiving party (by activity not associated with the Licensed Patent Rights) as can be demonstrated by documentary evidence; or

(e)    is required to be disclosed by law or government authority.

8.2         Term.  The confidentiality obligations of this Paragraph shall continue for a period of five (5) years beyond the termination of this Agreement.

9.  INFRINGEMENT

9.1         Third Party Infringement of Licensed Patent Rights.  LICENSEE and VANDERBILT shall promptly provide written notice, to the other party, of any alleged infringement by a third party of the Licensed Patent Rights and provide such other party with any available evidence of such

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infringement. In the event there is good reason to believe infringement of any of the Licensed Patents is occurring, LICENSEE will take prompt action to abate or settle such infringement. LICENSEE shall have the right to institute an action in its own name, in so far as permitted by law, to abate the infringement and may join VANDERBILT as a party plaintiff, only if without cost to VANDERBILT.

9.2         Enforcement.  During the term of this Agreement, LICENSEE shall have the first right, but not the obligation, to prosecute, at its own expense and utilizing counsel of its choice, any infringement of the Licensed Patent Rights. LICENSEE shall promptly provide VANDERBILT copies of all litigation pleadings and other documents submitted to the court. No settlement, consent judgment or other voluntary final disposition of any such suit may be entered into without the written consent of VANDERBILT, which consent shall not unreasonably be withheld.

9.3         Control of Third Party Enforcement Actions.  If within six (6) months after receiving notice of any alleged infringement of the Licensed Patent Rights by a third party, LICENSEE shall have been unsuccessful in persuading the alleged infringer to desist, and shall not have brought and shall not be diligently prosecuting an infringement action, or if LICENSEE shall notify VANDERBILT, at any time prior thereto, of its intention not to bring suit against the alleged infringer, then VANDERBILT shall have the right, but not the obligation, to prosecute, at its own expense and utilizing counsel of its choice, any infringement of the Licensed Patent Rights, and VANDERBILT may, for such purposes, join the LICENSEE as a party plaintiff.

9.4         Damages.  In any legal proceeding brought by LICENSEE, VANDERBILT or jointly by LICENSEE and VANDERBILT pursuant to this Article 9, any recovery or proceeds of such proceeding, whether characterized as damages, costs, attorneys’ fee awards or otherwise, shall be distributed as follows: (a) each party shall first be reimbursed pro rata for its reasonable attorneys’ fees and out-of-pocket expenses actually incurred in connection with the proceeding; (b) VANDERBILT shall second recover a sum equivalent to the total amount of royalties deducted by Licensee under Paragraph 9.5, if any; (c) LICENSEE shall third recover an amount equal to its lost profits or a reasonable royalty (whichever measure of damages has been applied in the legal proceeding or settlement thereof); (d) VANDERBILT shall then receive the amount for royalties that LICENSEE would have owed to VANDERBILT under this Agreement if LICENSEE had made the infringer’s sales directly, to the extent such award compensates LICENSEE for such sales, provided that the amount of such royalties shall not exceed the amount of any lost profits or reasonable royalty award (whichever measure of damages has been applied in the legal proceeding or settlement thereof); and (e) the balance, if any, will be divided on a pro rata basis between the parties according to their respective percentage contributions to the total documented cost and expense of the proceeding, including each party’s reasonable attorney’s fees.

9.5         Reduction of Royalties.  If LICENSEE initiates legal proceedings under Paragraph 9.4 in any country and VANDERBILT does not voluntarily join the proceeding after being offered the opportunity to do so, LICENSEE may deduct up to fifty percent (50%) of LICENSEE’s documented costs and expenses of the proceeding (including reasonable attorney fees) from running royalties payable to VANDERBILT under Paragraph 6.1 of this Agreement from sales of Licensed Products covered by the patent(s)-in-suit. However, LICENSEE may not reduce VANDERBILT’s royalty payments by more than fifty percent (50%) of the amount otherwise due under Article 6. If LICENSEE’s costs and expenses exceed fifty percent (50%) of the amount of

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royalties deducted by LICENSEE for any calendar year, LICENSEE may, to that extent, reduce the royalties due to VANDERBILT in succeeding calendar quarters for so long as LICENSEE is actively engaged in legal proceedings to terminate the infringement. However, LICENSEE may not reduce total royalties due to VANDERBILT in a given calendar quarter by more than fifty percent (50%). LICENSEE’s right to reduce royalty payments to VANDERBILT under this Paragraph 9.5 applies only for so long as the legal proceeding continues. Any reduction of Royalties described above in this Paragraph 9.5 does not apply if Vanderbilt is involuntarily forced to join a legal proceeding under Paragraph 9.4.

9.6         Cooperation.  In any suit to enforce and/or defend the Licensed Patent Rights pursuant to this License Agreement, the party not in control of such suit shall, at the request and expense of the controlling party, cooperate in all respects and, to the extent reasonably possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens and the like.

9.7         Licensed Products Infringing Rights of Third Parties.  Each party shall promptly notify the other if any legal proceedings are commenced or threatened against either party or any purchaser of a Licensed Product sold by LICENSEE on the ground that the manufacture, use, sale or possession of the Licensed Product is an infringement of a third party’s patent or other intellectual property rights. LICENSEE shall, at its own expense, defend all suits brought against it as a result of the exercise of the rights granted hereunder, and VANDERBILT shall, at the request and expense of LICENSEE, give LICENSEE all reasonable assistance in any such proceedings. Payment of any amounts which may be recovered by such third party by way of judgment, award, decree or settlement, that resulted from infringement of third party patent rights by a Licensed Product, including attorney’s fees and other costs, shall be the sole responsibility of LICENSEE. LICENSEE agrees not to settle or compromise any action, suit or proceeding in a manner that would materially or adversely affect VANDERBILT or the Licensed Patent Rights.

10.  WARRANTIES AND INDEMNITIES

10.1       Disclaimer of Warranties.  Nothing in this Agreement shall be construed as:

(a)          a warranty or representation by VANDERBILT as to the validity or scope of the Licensed Patent Rights;

(b)          a warranty or representation by VANDERBILT that anything made, used, sold or otherwise disposed of through the license granted herein is or will be free from infringement of patents, copyrights, trademarks or other proprietary rights of third parties;

(c)          granting by implication, estoppel or otherwise any licenses under patents of VANDERBILT or other persons other than Licensed Patent Rights, regardless of whether such Patents are dominant or subordinate to any Licensed Patent Rights.

(d)          an obligation by VANDERBILT to bring or prosecute actions or suits against third parties for infringement;

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10.2       Representations.  VANDERBILT MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR REPRESENTATIONS THAT USE OF A LICENSED PRODUCT WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS OF THIRD PARTIES.

10.3       Indemnification.

(a)          LICENSEE shall indemnify, defend and hold harmless VANDERBILT and its trustees, officers, faculty, staff, employees, students, agents and representatives and their respective successors, heirs and assigns (the “Indemnitees”) against any liability, damage, loss or expenses (including reasonable attorney’s fees and expense of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of law (including, but not limited to, actions in the form of tort, warranty or strict liability) concerning any product, process or service made, used or sold pursuant to any right or license granted under this Agreement. Such indemnity obligation shall include claims and expenses related to infringement of a third party’s rights by the Licensed Product. Notwithstanding the foregoing, in no event shall LICENSEE be obligated to indemnify any Indemnitee for any amount to the extent that such amount arises from the willful misconduct of any Indemnitee.

(b)          LICENSEE agrees, at its own expense, to provide attorneys reasonably acceptable to VANDERBILT to defend against any claims or actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

(c)          Regarding the indemnity and hold harmless provisions under Paragraph 10.3, VANDERBILT shall give prompt written notice to LICENSEE of the commencement of any action, suit or proceeding for which indemnification may be sought, and LICENSEE, through counsel reasonably satisfactory to VANDERBILT, shall assume the defense thereof; provided, however, that VANDERBILT shall be entitled to participate in any such action, suit or proceeding with counsel of its own choice, but at its own expense. If LICENSEE fails to assume the defense within a reasonable time, VANDERBILT may assume such defense and the reasonable fees and expenses of its attorneys will be covered by the indemnity provided for in Paragraph 10.3. No such action, suit or proceeding shall be compromised or settled in any manner without the prior written consent of VANDERBILT. Notwithstanding anything in this Paragraph to the contrary, LICENSEE shall not, without the written consent of VANDERBILT, which consent shall not be unreasonably withheld:

(ii)         settle or compromise any action, suit or proceeding or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to VANDERBILT of a written release from all liability in respect of such action, suit or proceeding; or

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(i)         settle or compromise any action, suit or proceeding in any manner which may adversely affect VANDERBILT.

10.4       Insurance.

(a)          Beginning at the time as any Licensed Product is first used in humans in commerce or in clinical trials by LICENSEE or by a sublicensee, or agent of LICENSEE, LICENSEE or such other, shall procure and maintain comprehensive general product liability and tort liability insurance in amounts not less than $2,000,000 per incident and $5,000,000 annual aggregate and name the Indemnitees as additional insureds. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for LICENSEE’s indemnification under this Agreement. If LICENSEE elects to self-insure all of part of the limits described above, such self- insurance program must be reasonably acceptable to VANDERBILT. LICENSEE agrees that no amount greater than the sum of $250,000 shall be deductible under LICENSEE’s primary coverage for VANDERBILT and LICENSEE against any claims or suits arising from alleged defects in Licensed Products. The minimum amounts of insurance coverage required shall not be construed to create or limit LICENSEE’s liability with respect to its indemnification under this Agreement.

(b)          LICENSEE represents and warrants that its product liability and general tort liability is of the occurrence-based rather than claims-made type. Within thirty (30) days after the date of the first commercial sale of a Licensed Product hereunder, LICENSEE shall provide VANDERBILT with a certificate or certificates of insurance evidencing that VANDERBILT has been named as an additional insured party and evidencing that the insurer(s) is required to notify VANDERBILT in writing at least thirty (30) days in advance of any termination of the policy or certificate, or any modification that would cause LICENSEE no longer to be in compliance with the provisions of this Paragraph, or would cause the representation and warranties set forth above in this Paragraph no longer to be true, such written notification to specify the reason for such termination, the nature of the proposed modification, as the case may be. It is expressly agreed by the parties that the provisions of this Paragraph regarding insurance shall in no way limit LICENSEE’s indemnity obligations, except to the extent that LICENSEE’s insurer(s) actually pays VANDERBILT amounts for which VANDERBILT is entitled to be indemnified under this Agreement, nor shall VANDERBILT have any obligation to pursue any insurer as a precondition to its rights to be indemnified by LICENSEE. As used in this Paragraph, the term “VANDERBILT” shall include VANDERBILT, and its officers, directors, agents and employees. If LICENSEE does not obtain replacement insurance within such thirty (30) day period specified above, VANDERBILT shall have the right to terminate this Agreement effective at the end of such thirty (30) day period without notice or any additional waiting periods.

(c)          LICENSEE shall maintain such comprehensive general product liability and tort liability insurance or self-insurance beyond the expiration or termination of this Agreement during (i) the period that any product relating to, or developed pursuant to, this Agreement is being commercially distributed or sold by LICENSEE or by a sublicensee or agent of

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LICENSEE and (ii) a period not less than the statute of limitations for product liability claims in the state in which the product is being used.

10.5       Limitation of Liability.  Neither party shall be liable in contract, tort, warranty or otherwise for any special, indirect incidental or consequential damages of any kind, including, without limitation, economic damage, injury to property or lost profits, regardless of whether such party has been advised, has other reason to know, or, in fact, knows of the possibility of any of the foregoing; provided, however, that the foregoing shall not limit the obligation of LICENSEE to indemnify VANDERBILT as provided in Paragraph 10.3 for any claim relating to personal injury or death arising from the use of a Licensed Product.

11.  USE OF VANDERBILT’S NAME

11.1       Identification of VANDERBILT.  LICENSEE agrees not to identify VANDERBILT or to use the name of VANDERBILT, its faculty, trustees, officers employees or students or any trademark, service mark, trade name or symbol of VANDERBILT, or that is associated with any of them, in promotional advertising, marketing or other similar materials without VANDERBILT’s prior written consent, except as required by governmental authority. LICENSEE may, without prior consent, refer to VANDERBILT as LICENSOR of Licensed Patent Rights in a business plan. Other uses of VANDERBILT’s name shall be made only after prior approval.

11.2       Identification of LICENSEE.  VANDERBILT agrees not to identify LICENSEE or to use the name of LICENSEE’s officers, employees or any trademark, service mark, trade name or symbol of LICENSEE without the written consent of LICENSEE, except as may be required by governmental authority or law.

12.  TERMS AND CONDITIONS

12.1       Compliance with Law.  LICENSEE shall comply with and shall insure that any Affiliate or Sublicensee complies with all government statutes and regulations that relate to Licensed Products, including, but not limited to, Food and Drug Administration statutes and regulations and the Export Administration Act of 1979 (50 App. U.S.C. §2401 et seq.), as amended, and the regulations promulgated thereunder, and any applicable similar laws and regulations of any other country. Without limiting the generality of the foregoing, LICENSEE agrees that all Licensed Products used or sold in the United States shall be manufactured substantially in the United States to the extent required by Federal law.

12.2       Violation of Laws.      Nothing in this Agreement shall be construed so as to require the violation of any law, and wherever there is any conflict between any provision of this Agreement and any law the law shall prevail, but in such event the affected provision of this Agreement shall be affected only to the extent necessary to bring it within the applicable law.

12.3       Notices.  Any notice may be initially given by facsimile with confirmation required or permitted to be given by this License by postpaid, first class, registered or certified mail addressed as set forth below unless changed by notice so given:

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For LICENSEE:	For VANDERBILT:

J. Wesley Fox, Ph.D.	Office of Technology Transfer and
President and CEO	Enterprise Development
NephroGenex, Inc.	Vanderbilt University
204 Cherwell Drive	1207 17th Avenue S., Suite 105
Cary, North Carolina 27513	Nashville, TN 37212
FAX: 919/678-9688	FAX: 615/343-4410

Such notice shall be effective upon receipt by the party to whom notice is sent.

12.4       Dispute Resolution.  The parties acknowledge and agree that they have entered into this Agreement with the expectation of a long-term, mutually beneficial relationship. However, should disagreement arise regarding obligations imposed on the parties by this Agreement, it is agreed that the parties will, in good faith, promptly attempt to reach an amicable resolution of such disagreement.

12.5       Force Majeure.  Neither party to this Agreement shall be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to causes beyond its reasonable control, including, without limitation, acts of God, fires, earthquakes, strikes and labor disputes, acts of war, civil unrest or intervention of any governmental authority, but any such delay or failure shall be remedied by such party as soon as is reasonably possible. Failure to make timely royalty payments shall not be excused by Force Majeure.

12.6       Assignments.  This Agreement may not be assigned by either party without the written prior consent of the other party, which consent shall not be unreasonably withheld. The parties hereto agree that each is acting as an independent contractor and not as an agent of the other or as joint venturers. Notwithstanding the foregoing, LICENSEE may, without VANDERBILT's consent, assign this Agreement or any rights and obligations contemplated herein to an Affiliate of LICENSEE or to a company acquiring all or substantially all of the assets of LICENSEE to which this Agreement relates, upon giving written notice thereof to VANDERBILT.

12.7       Waivers and Modifications.  The failure of any party to insist on the performance of any obligation hereunder shall not act as a waiver of such obligation. No waiver, modification, release or amendment of any obligation under this Agreement shall be valid or effective unless in writing and signed by both parties hereto.

12.8       Successors in Interest.  This Agreement shall inure to the benefit of and be binding on the parties’ permitted assigns, successors in interest and subsidiaries.

12.9       Choice of Law and Jurisdiction.  This Agreement is subject to and shall be construed and enforced in accordance with the laws of the U.S.A. and Tennessee. Any action on any dispute arising out of this Agreement shall be tried in Davidson County, and the parties consent to the jurisdiction of the state and federal courts there.

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12.10     Entire Agreement.  This Agreement constitutes the entire agreement between the parties as to the subject matter hereof, and all prior negotiations, representations, agreements and understandings are merged into, extinguished by and completely expressed by this Agreement

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date(s) written below.

LICENSEE		VANDERBILT UNIVERSITY

By:	/s/ J. Wesley Fox	By:	/s/ Illegible
J. Wesley Fox, Ph.D.

Title:	President and CEO, NephroGenex, Inc.	Title:	Director, Office of Technology Transfer
and Enterprise Development

Date:	01-11-06	Date:	1-12-06

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APPENDIX A

LICENSED PATENT RIGHTS

United States Provisional Patent Application Docket No. 1242/81 filed October 31, 2005.

ADDENDUM

Subsequent to the signing of this agreement a U.S. Patent Application number has been assigned.

U.S. Patent Application - Serial No. 11/590,679

USE OF PYRIDOXAMINE TO TREAT AND/OR PREVENT DISEASE PROCESSES